Exhibit 4.1


   Attachment D to Notarial Deed No.___/1998 of the Notary ____


                     Shareholders' Agreement

                          by and between

                      Excel Industries, Inc.
                      120 North Main Street
                  Elkhart, Indiana  46514, USA,


represented by Harald Selzner, Esq.
     - hereinafter "Excel" -
and


                     Excel Industries, Inc.,
                      120 North Main Street
                   Elkhart, Indiana  46514, USA

represented by Harald Selzner, Esq.
                                  - hereinafter the "Guarantor" -
on one side

and


                      Hella KG Hueck & Co.,
                       Rixbecker Strabe 75,
                     59552 Lippstadt, Germany

represented by Stephan Zilles, Esq. by virtue of a Power of Attorney dated March 11, 1998

     - hereinafter "Hella KG" -


on the other side.

Recitals

(A) WHEREAS Excel and Hella KG will, subject to the registration of Excel as a limited partner (Kommanditist) with the Commercial Register, be the sole limited partners of Schade GmbH & Co. KG ("Schade KG"), a German law limited partnership with registered offices at Plettenberg, registered with the Commercial Register of Plettenberg under registry no. HRA 10, and the sole shareholders of Schade KG's sole general partner (Komplementar), Schade Geschaftsfuhrungsgesellschaft GmbH ("Schade GmbH").

(B) WHEREAS Excel and Hella KG (collectively the "Parties") wish to

     (i) amend the Partnership Agreement of Schade KG and the Articles of Association of Schade GmbH and

     (ii) to define certain principles governing the business of, and the conduct of the further management in, Schade
          GmbH, Schade KG and its subsidiaries.

(C) WHEREAS the Parties wish to increase Excel's and Hella KG's participation in Schade KG's fixed capital by way of increasing the fixed nominal capital quota (feste Kapitaleinlage).

     NOW, THEREFORE, the Parties hereto agree as follows:

                             PART I.
                     SHAREHOLDERS' AGREEMENT

                            Section 1
                      Allocation of Results

     (1) Excel and Hella KG agree that the profits of Schade KG as well as the profits of the subsidiaries of Schade KG shall be distributed to the respective shareholders/partners as follows:

          (a) Excel and Hella KG agree that (except for withdrawals of Excel and Hella KG from Schade KG necessary to pay their personal income tax/corporate income tax in respect of profits of Schade KG) no profits shall be distributed/withdrawn from Schade KG and/or its subsidiaries unless the Equity as defined hereinafter of the respective company, profits of which are to be distributed/withdrawn, amounts to at least 33.3% of the balance sheet total (Bilanzsumme, Section 266(3) HGB).

     The equity for these purposes shall mean the equity ("Equity") within the meaning of Section 266(3) A HGB. In respect of Schade KG the equity shall be the sum of the balances on capital accounts I and III as set forth in the new Partnership Agreement as set forth in Section 6 below.

          (b) As soon and as long as the Equity amounts to at least 33.3% of the balance sheet total (Bilanzsumme) of such company all profits of such company shall be distributed/withdrawn to/by the respective shareholder or Excel/Hella KG in their entirety to the extent permissible under the law or the Partnership Agreement; provided, however, that the Equity shall not be reduced below 33.3% of the balance sheet total (Bilanzsumme) by such distribution/withdrawal.

          (c) Deviations from the policy set forth above shall only be allowed if Excel and Hella so unanimously resolve.

     (2) Excel and Hella KG shall ensure that this distribution policy is followed both by Schade KG and by all of Schade KG's subsidiaries. Excel and Hella KG in particular exercise their shareholders' rights accordingly.

                            Section 2
                       Arm's Length Clause

     All transactions carried out between

     (1) any of the Companies (as defined in the Share and Partnership Interest Sale and Purchase Agreement of even date).

     (2) Schade KG and the Parties hereto or any of their respective affiliates, and

     (3) any member of the Schade KG Group and the Parties hereto or any of their respective affiliates.

shall be at arm's length terms and in accordance with normal market conditions.

                            Section 3
                Change of the Name of Schade GmbH

     Excel and Hella KG further agree that in the event that Schade GmbH is no longer General Partner of Schade KG, they will ensure that Schade GmbH at once changes its name in such a way that the word "Schade" will be deleted.

                            Section 4
                  Increase of Schade KG's Equity

     (1)  Immediately following the registration of Excel as a
Limited Partner of Schade KG, Excel and Hella KG are obligated to make a further contribution to the fixed capital quota of Schade KG
in a total amount of                                        DM 33,340,000.00.

     (2) Excel and Hella KG hereby agree that from this further contribution only a part shall be registered as further Liability Contribution ("Hafteinlage"), whereas, the remaining further contribution should be paid as a non-registered further Compulsory Contribution ("Pflichteinlage").

     (3) More specifically, Excel and Hella KG shall make the following contributions:

          Excel:

          - Liability Contribution
          (Hafteinlage)                                     DM 13,340,000.00

          in addition to the already existing Liability
Contribution
          (Hafteinlage)                                     DM 17,000.000.00

          - Further non-registered Compulsory Contribution
          (Pflichteinlage)                                  DM 14,000,000.00

          Hella KG:

          - further non-registered Compulsory Contribution
          (Pflichteinlage)                                  DM  6,000,000.00
                                                            -----------------
                                                            DM 33,340,000.00

     (4) After the capital increase Excel and Hella KG shall hold the following participations in the fixed capital quota:

          Excel (Gesamtpflichteinlage)                      DM 44,340,000.00
                                                            -----------------
          out of which a partial amount of                  DM 30,340,000.00
          represents Excel's Liability Contribution (Hafteinlage)

          Hella KG (Gesamtpflichteinlage)                   DM 19,000.000.00
                                                           -----------------
          out of which a partial amount of                  DM 13,000.000.00
          represents Hella KG's Liability Contribution
          (Hafteinlage)

     (5)  Excel's total liability contribution of           DM 30,340,000.00
shall be one unitary liability contribution (eine einheitliche
Hafteinlage).

                             PART II.
      New Articles of Association/new Partnership Agreement

                            Section 5
            New Articles of Association of Schade GmbH

     Immediately following the registration of Excel as Limited
Partner of Schade KG, Excel and Hella KG shall amend the Articles of Association of Schade GmbH as it is described in greater detail in Annex 1 to this Agreement.

                            Section 6
             New Articles of Partnership of Schade KG

     Immediately following the registration of Excel as Limited
Partner of Schade KG, Excel and Hella KG shall amend the Articles of Partnership of Schade KG as it is described in greater detail in Annex 2 to this Agreement.

                            Section 7
                          Interim Period

     For the time period until the new Articles of Association of Schade GmbH and the new Partnership Agreement of Schade KG shall be entered into as described in the above mentioned Sections 5 and 6, Schade KG and Excel already now agree that within their internal relationship, they will act as if the new Partnership Agreement and the new Articles of Association have already become effective.

                             PART III
                        General Provisions

                            Section 8
                            Guarantee

     The Guarantor herewith guarantees the due performance of Excel's obligations under and in connection with this Agreement.

                            Section 9
                          Miscellaneous

     (1)  This Agreement is subject to the laws of Germany.

     (2) In case of contradiction or discrepancy between the Company's Articles of Association and this Agreement, the latter shall prevail.

     (3) Amendments and alterations must be in writing and with express reference to this Agreement, unless notarization or any other form is required.

     (4) This Agreement and any rights and obligations hereunder may not be assigned and/or transferred in whole or in part without prior written consent of the other party hereto.

     (5) If any of the foregoing provisions shall become or be held invalid, ineffective or unenforceable, all other provisions shall remain in full force and effect. The invalid, ineffective or unenforceable provision shall be deemed to be automatically amended and replaced, without the necessity of further action by the Parties hereto, to such form, substance, time and measure as shall be valid, effective and enforceable and as shall accomplish as far as possible the purpose and intent of the invalid, ineffective or unenforceable provision. The aforesaid shall apply, mutatis mutandis, to any situation not contemplated and/or covered by this Agreement.

     Made at _______________, this ____ day of __________,1998.


Hella KG Hueck & Co.
by:_________________________


____________________________
(                   )


Excel Industries, Inc.
by:_________________________


____________________________
(                   )


Guarantor
by:_________________________


____________________________
(                   )